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                                                                    EXHIBIT 99.1

                                                                        Contact:

                                                     Julie Wood, Senior Director
                                                        Corporate Communications
                                                                    650 623 0654

             CALIPER TECHNOLOGIES ANNOUNCES RESTRUCTURING OF SUPPLY
                     AGREEMENT WITH AMPHORA DISCOVERY CORP.
                  Estimated 2002 Total Revenues Now $25 Million

Mountain View, CA, December 17, 2002 - Caliper Technologies Corp. (Nasdaq: CALP) announced today that it has agreed to restructure certain purchase obligations of Amphora Discovery Corp., a related party. The agreement, which provides for the ongoing supply of Caliper's drug discovery screening systems and chips, for related services by Caliper to Amphora, as well as for payments to Caliper based on the number of datapoints produced by Amphora using Caliper's technology, was restructured simultaneously with a broader Amphora financing. Caliper did not participate as a cash investor in the financing.

Amphora had agreed to pay Caliper a fee for datapoints generated by Amphora at a minimum amount of $4 million in the second year of the agreement, which began in the fourth quarter of 2002. According to the new agreement, Caliper will receive a minimum of $1.8 million in datapoint revenue during this second year and $2.2 million will be paid over time contingent on Amphora revenue generation, datapoint production and other conditions. Additionally, Caliper has agreed to delay Amphora's obligation to purchase one Caliper 250 instrument system to not later than December 31, 2003. Though Amphora has purchased 10 Caliper 250 instruments this year, the original agreement called for Amphora to purchase at least 11 Caliper 250 instruments in 2002. Caliper received $1.0 million in preferred stock as part of Amphora's new financing, as well as other non-cash consideration.

As a related party, Caliper had a 28 percent ownership position prior to Amphora's recent financing. Caliper's current equity position in Amphora is less than 15 percent. Over time Caliper expects its ownership will be further diluted, as the company has no plans to make any future equity investments in Amphora.

According to Michael Knapp, Ph.D., Caliper's Chief Executive Officer, "While it is undesirable to defer revenue, we believe that a fiscally healthy and viable Amphora best serves Caliper's interests. Amphora has been, and continues to be, a strong advocate and user of our microfluidic LabChip systems. We believe that their research provides good validation of the exquisite data quality achievable with our systems."

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Dr. Knapp continued, "We now anticipate that revenues for 2002 will be approximately $25 million dollars. This estimate is based on the changes and timing of the revenues from Amphora and fewer than anticipated placements of the Caliper 250 system. Caliper is at a very challenging stage of its corporate development and the implementation of its commercialization strategy. Though we remain convinced of the added value that our microfluidic LabChip systems deliver, we believe that it will take some time for that value to be fully reflected in our revenues."

ABOUT CALIPER

Caliper Technologies Corp. is a leader in microfluidic lab-on-a-chip technology. Caliper designs, manufactures and commercializes LabChip devices and systems that enable experiments that ordinarily require laboratories full of equipment and people to be conducted on a chip. The chip contains a network of microscopic channels through which fluids and chemicals are moved in order to perform the experiment. The LabChip system is designed to streamline and accelerate laboratory experimentation and has potential applicability in a broad range of industries including pharmaceuticals, agriculture, chemicals and diagnostics. Caliper has established multiple strategic and commercial alliances and has built a leading intellectual property estate in microfluidic technology. For more information, please visit Caliper's web site at www.calipertech.com.

Note: The statements in this news release regarding Caliper's estimate that 2002 revenues will be approximately $25 million, and its belief that it will take some time for the value of Caliper's technology to be fully reflected in its revenues, are forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those discussed, in particular:
Caliper's 2002 revenues may differ materially due to the risk that third-party revenues will be less robust than anticipated and other uncertainties inherent in projecting financial results; and the value of Caliper's technology may never be reflected in Caliper's revenue due to the risk that pharmaceutical companies will not purchase Caliper's products despite the benefits they provide due to budgetary or other reasons, that Caliper's products are unable to meet customer needs and the risk that technologies may be developed that are superior in conducting the experimentation performed by Caliper's LabChip products. These and other risks related to Caliper are detailed in Caliper's Annual Report on Form 10-K filed with the SEC dated March 29, 2002 and subsequent filings on Form 10-Q.

LabChip is a registered trademark of Caliper Technologies Corp.

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